The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 21, 2016

January , 2016	Registration Statement No. 333-199966; Rule 424(b)(2)

JPMorgan Chase & Co.
Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF due February 1, 2021

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each monthly Interest Review Date for which the closing value of each of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF, which we refer to as the Underlyings, is greater than or equal to 50.00% of its Initial Value, which we refer to as an Interest Barrier.

•	The notes will be automatically called if the closing value of each Underlying on any quarterly Autocall Review Date is greater than or equal to its Initial Value.

•	Investors in the notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Interest Review Dates.

•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.

•	Minimum denominations of $1,000 and integral multiples thereof

•	The notes are expected to price on or about January 27, 2016 and are expected to settle on or about February 1, 2016.

•	CUSIP: 48128GJR2

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the notes priced today, the selling commissions would be approximately $25.00 per $1,000 principal amount note and in no event will these selling commissions exceed $33.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $930.60 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $915.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement no. to product supplement no. 4a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014

Key Terms

Underlyings: The Russell 2000® Index (Bloomberg ticker: RTY) (the “Index”) and the SPDR® EURO STOXX 50® ETF (Bloomberg ticker: FEZ) and the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM) (each, a “Fund,” and collectively, the “Funds”) (each of the Index and the Funds, an “Underlying” and collectively, the “Underlyings”)

Contingent Interest Payments:

If the notes have not been automatically called and the closing value of each Underlying on any Interest Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $7.50 and $8.75 (equivalent to a Contingent Interest Rate of between 9.00% and 10.50% per annum, payable at a rate of between 0.750% and 0.875% per month) (to be provided in the pricing supplement).

If the closing value of any Underlying on any Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date.

Contingent Interest Rate: Between 9.00% and 10.50% per annum, payable at a rate of between 0.750% and 0.875% per month (to be provided in the pricing supplement)

Interest Barrier / Trigger Value: With respect to each Underlying, 50.00% of its Initial Value

Pricing Date: On or about January 27, 2016

Original Issue Date (Settlement Date): On or about February 1, 2016

Interest Review Dates*: February 29, 2016, March 28, 2016, April 27, 2016, May 27, 2016, June 27, 2016, July 27, 2016, August 29, 2016, September 27, 2016, October 27, 2016, November 28, 2016, December 27, 2016, January 27, 2017, February 27, 2017, March 27, 2017, April 27, 2017, May 30, 2017, June 27, 2017, July 27, 2017, August 28, 2017, September 27, 2017, October 27, 2017, November 27, 2017, December 27, 2017, January 29, 2018, February 27, 2018, March 27, 2018, April 27, 2018, May 29, 2018, June 27, 2018, July 27, 2018, August 27, 2018, September 27, 2018, October 29, 2018, November 27, 2018, December 27, 2018, January 28, 2019, February 27, 2019, March 27, 2019, April 29, 2019, May 28, 2019, June 27, 2019, July 29, 2019, August 27, 2019, September 27, 2019, October 28, 2019, November 27, 2019, December 27, 2019, January 27, 2020, February 27, 2020, March 27, 2020, April 27, 2020, May 27, 2020, June 29, 2020, July 27, 2020, August 27, 2020, September 28, 2020, October 27, 2020, November 27, 2020, December 28, 2020 and January 27, 2021 (the “final Review Date”)

Autocall Review Dates*: April 27, 2016, July 27, 2016, October 27, 2016, January 27, 2017, April 27, 2017, July 27, 2017, October 27, 2017, January 29, 2018, April 27, 2018, July 27, 2018, October 29, 2018, January 28, 2019, April 29, 2019, July 29, 2019, October 28, 2019, January 27, 2020, April 27, 2020, July 27, 2020 and October 27, 2020

Interest Payment Dates*: March 3, 2016, March 31, 2016, May 2, 2016, June 2, 2016, June 30, 2016, August 1, 2016, September 1, 2016, September 30, 2016, November 1, 2016, December 1, 2016, December 30, 2016, February 1, 2017, March 2, 2017, March 30, 2017, May 2, 2017, June 2, 2017, June 30, 2017, August 1, 2017, August 31, 2017, October 2, 2017, November 1, 2017, November 30, 2017, January 2, 2018, February 1, 2018, March 2, 2018, April 2, 2018, May 2, 2018, June 1, 2018, July 2, 2018, August 1, 2018, August 30, 2018, October 2, 2018, November 1, 2018, November 30, 2018, January 2, 2019, January 31, 2019, March 4, 2019, April 1, 2019, May 2, 2019, May 31, 2019, July 2, 2019, August 1, 2019, August 30, 2019, October 2, 2019, October 31, 2019, December 3, 2019, January 2, 2020, January 30, 2020, March 3, 2020, April 1, 2020, April 30, 2020, June 1, 2020, July 2, 2020, July 30, 2020, September 1, 2020, October 1, 2020, October 30, 2020, December 2, 2020, December 31, 2020 and the Maturity Date

Maturity Date*: February 1, 2021

Call Settlement Date*: If the notes are automatically called on any Autocall Review Date, the first Interest Payment Date immediately following that Autocall Review Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Automatic Call:

If the closing value of each Underlying on any Autocall Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Interest Review Date corresponding to that Autocall Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Underlying is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been automatically called and the Final Value of any Underlying is less than its Trigger Value, your payment at maturity per $1,000 principal amount note, will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes have not been automatically called and the Final Value of any Underlying is less than its Trigger Value, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Underlying: The Underlying with the Least Performing Underlying Return

Least Performing Underlying Return: The lowest of the Underlying Returns of the Underlyings

Underlying Return: With respect to each Underlying,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date

Final Value: With respect to each Underlying, the closing value of that Underlying on the final Review Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing value of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I for further information.

PS-1 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

Supplemental Terms of the Notes

All references in this pricing supplement to the closing value of the Index mean the closing level of the Index as defined in the accompanying product supplement, and all references in this pricing supplement to the closing value of a Fund mean the closing price of one share of that Fund as defined in the accompanying product supplement.

How the Notes Work

Payments in Connection with Interest Review Dates Preceding the Final Review Date

PS-2 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

Payment at Maturity If the Notes Have Not Been Automatically Called

PS-3 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 9.00% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be between 9.00% and 10.50% per annum.

Number of Contingent Interest Payments	Total Contingent Interest Payments
60	$450.00
59	$442.50
58	$435.00
57	$427.50
56	$420.00
55	$412.50
54	$405.00
53	$397.50
52	$390.00
51	$382.50
50	$375.00
49	$367.50
48	$360.00
47	$352.50
46	$345.00
45	$337.50
44	$330.00
43	$322.50
42	$315.00
41	$307.50
40	$300.00
39	$292.50
38	$285.00
37	$277.50
36	$270.00
35	$262.50
34	$255.00
33	$247.50
32	$240.00
31	$232.50
30	$225.00
29	$217.50
28	$210.00
27	$202.50
26	$195.00
25	$187.50
24	$180.00
23	$172.50
22	$165.00
21	$157.50
20	$150.00
19	$142.50
18	$135.00
17	$127.50
16	$120.00
15	$112.50
14	$105.00
13	$97.50
12	$90.00

PS-4 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

Number of Contingent Interest Payments	Total Contingent Interest Payments
11	$82.50
10	$75.00
9	$67.50
8	$60.00
7	$52.50
6	$45.00
5	$37.50
4	$30.00
3	$22.50
2	$15.00
1	$7.50
0	$0.00

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Underlyings, assuming a range of performances for the hypothetical Least Performing Underlying on the Interest Review Dates and Autocall Review Dates. Each hypothetical payment set forth below assumes that the closing value of each Underlying that is not the Least Performing Underlying on each Review Date is greater than or equal to its Initial Value (and therefore its Interest Barrier and Trigger Value).

In addition, the hypothetical payments set forth below assume the following:

•	an Initial Value for the Least Performing Underlying of 100.00;

•	an Interest Barrier and a Trigger Value for the Least Performing Underlying of 50.00 (equal to 50.00% of its hypothetical Initial Value); and

•	a Contingent Interest Rate of 9.00% per annum (payable at a rate of 0.75% per month).

The hypothetical Initial Value of the Least Performing Underlying of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be the closing value of that Underlying on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Autocall Review Date.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Interest Review Date	95.00	$7.50
Second Interest Review Date	40.00	$0
Third Interest Review Date (First Autocall Review Date)	105.00	$1,007.50
	Total Payment	$1,015.00 (1.50% return)

Because the closing value of each Underlying on the first Autocall Review Date, which is also the third Interest Review Date, is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,007.50 (or $1,000 plus the Contingent Interest Payment applicable to the third Interest Review Date), payable on the applicable Call Settlement Date. When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,015.00. No further payments will be made on the notes.

PS-5 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

Example 2 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value.

Date	Closing Value of the Least Performing Underlying	Payment (per $1,000 principal amount note)
First Interest Review Date	95.00	$7.50
Second Interest Review Date	85.00	$7.50
Third Interest Review Date (First Autocall Review Date)	40.00	$0
Fourth through Fifty-Ninth Interest Review Dates	Less than Interest Barrier	$0
Final Review Date	105.00	$1,007.50
	Total Payment	$1,022.50 (2.25% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,007.50 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,022.50.

Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is less than its Trigger Value and its Interest Barrier.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Interest Review Date	45.00	$0
Second Interest Review Date	40.00	$0
Third Interest Review Date (First Autocall Review Date)	35.00	$0
Fourth through Fifty-Ninth Interest Review Dates	Less than Interest Barrier	$0
Final Review Date	40.00	$400.00
	Total Payment	$400.00 (-60.00% return)

Because the notes have not been automatically called, the Final Value of the Least Performing Underlying is less than its Trigger Value and the Least Performing Underlying Return is -60.00%, the payment at maturity will be $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00%)] = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-6 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any Underlying is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to an Interest Review Date only if the closing value of each Underlying on that Interest Review Date is greater than or equal to its Interest Barrier. If the closing value of any Underlying on that Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date. Accordingly, if the closing value of any Underlying on each Interest Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISK OF JPMORGAN CHASE & CO. —

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation in the value of any Underlying, which may be significant. You will not participate in any appreciation in the value of any Underlying.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING —

Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying.

•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.

•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If, the Final Value of any Underlying is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation in the closing value of the Least Performing Underlying.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE FUNDS OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUNDS OR THOSE SECURITIES.

PS-7 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE INDEX —

Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Funds and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of that Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE FUNDS —

The equity securities held by the Funds have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

PS-8 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

•	EMERGING MARKETS RISK WITH RESPECT TO THE iSHARES® MSCI EMERGING MARKETS ETF —

The equity securities held by the iShares® MSCI Emerging Markets ETF have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK —

Because the prices of the equity securities held by the Funds are converted into U.S. dollars for purposes of calculating the net asset values of the Funds, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Funds trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Funds denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the prices of the Funds will be adversely affected and any payment on the notes may be reduced.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate

PS-9 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Underlyings

The Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The SPDR® EURO STOXX 50® ETF is an exchange-traded fund of SPDR® Index Shares Funds, a registered investment company, which seeks to provide investment results of, before fees and expenses, correspond generally to the total return performance of the EURO STOXX 50® Index, which we refer to as the Underlying Index with respect to the SPDR® EURO STOXX 50® ETF. The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information about the SPDR® EURO STOXX 50® ETF, see Annex A in this pricing supplement.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF. The Underlying Index for the iShares® MSCI Emerging Markets ETF is currently the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For additional information about the iShares® MSCI Emerging Markets ETF, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement no. 1a-I.

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January 7, 2011 through January 15, 2016. The closing value of the Index on January 20, 2016 was 999.315. The closing value of the SPDR® EURO STOXX 50® ETF on January 20, 2016 was $30.85. The closing value of the iShares® MSCI Emerging Markets ETF on January 20, 2016 was $28.25. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. Although Russell Investments publishes the official closing levels of the Index to six decimal places,

PS-10 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

Bloomberg publishes the closing levels of the Index to only three decimal places. The closing values of the Fund below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on the Pricing Date or any Interest Review Date or Autocall Review Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal amount or the payment of any interest.

PS-11 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income).  If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity.  However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with

PS-12 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

respect to dispositions occurring before January 1, 2019.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”

The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

PS-13 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

PS-14 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF

Annex A

The SPDR® EURO STOXX 50® ETF

We have derived all information contained in this pricing supplement regarding the SPDR® EURO STOXX 50® ETF (the “FEZ Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, SSGA Fund Management, Inc. (“SSGA FM”), the investment advisor for the FEZ Fund. The FEZ Fund is an investment portfolio maintained and managed by SSGA FM. The FEZ Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “FEZ.”

SPDR® Index Shares Funds is a registered investment company that consists of numerous separate investment portfolios, including the FEZ Fund. Information provided to or filed with the SEC by the FEZ Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92106 and 811-21145, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the FEZ Fund and SSGA FM, please see the FEZ Fund’s prospectus. In addition, information about the FEZ Fund and SSGA FM may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the FEZ Fund website at https://www.spdrs.com/product/fund.seam?ticker=FEZ. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the FEZ Fund’s website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Investment Objective and Strategy

The FEZ Fund’s objective is to provide investment results that, before fees and expenses, correspond generally to the total return performance of the EURO STOXX 50® Index. See “Equity Index Descriptions — The EURO STOXX 50® Index” in underlying supplement no. 1a-I for more information about the EURO STOXX 50® Index. The FEZ Fund employs a sampling strategy, which means that the FEZ Fund is not required to purchase all of the securities represented in the EURO STOXX 50® Index. Instead, the FEZ Fund may purchase a subset of the securities in the EURO STOXX 50® Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the EURO STOXX 50® Index. Under normal market conditions, the FEZ Fund generally invests substantially all, but at least 80%, of its total assets in the securities comprising the EURO STOXX 50® Index. In addition, the FEZ Fund may invest in equity securities that are not included in the EURO STOXX 50® Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA FM).

The FEZ Fund is managed with a passive investment strategy, attempting to track the performance of an unmanaged index of securities, and differs from an actively managed fund, which typically seeks to outperform a benchmark index. As a result, the FEZ Fund may hold constituent securities of the EURO STOXX 50® Index regardless of the current or projected performance of a specific security or a particular industry or market sector.

The return of the FEZ Fund may not match or achieve a high degree of correlation with the return of the EURO STOXX 50® Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. It may take several business days for additions and deletions to the EURO STOXX 50® Index to be reflected in the portfolio composition of the FEZ Fund.

Holdings Information

The following tables summarize the FEZ Fund’s top 10 holdings in individual companies and by sector as of January 20, 2016.

Top 10 Holdings in Individual Securities as of January 20, 2016

Name	Weight
Total SA	4.71%
Sanofi	4.60%
Bayer AG	4.40%
Anheuser-Busch InBev SA	4.28%

SAP SE	3.63%

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Allianz SE	3.50%
Daimler AG	3.37%
Siemens AG	3.30%
Unilever NV Cert. of shs	3.09%
BASF SE	2.92%

Top Holdings by Sector as of January 20, 2016

Sector	Percentage of Total Holdings
Financials	24.67%
Industrials	12.27%
Consumer Staples	11.78%
Health Care	11.43%
Consumer Discretionary	10.31%
Information Technology	7.00%
Energy	6.34%
Telecommunication Services	6.10%
Utilities	5.29%
Materials	4.60%

The information above was compiled from the FEZ Fund’s website, without independent verification. Information contained in the FEZ Fund’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

PS-16 | Structured Investments Auto Callable Contingent Interest Notes Linked to the Least Performing of the Russell 2000® Index, the SPDR® EURO STOXX 50® ETF and the iShares® MSCI Emerging Markets ETF